Exhibit 107

Calculation of Filing Fee Tables

F-3

(Form Type)

Vision Marine Technologies Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

	Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value(1)	457	(c)	7,294,920	(2)	$1.88	(3)	$13,714,450	(3)	$0.0001531	$2,100

Fees Previously Paid

	Total Offering Amounts								$13,483,836			$2,100
	Total Fees Previously Paid								$-
	Total Fee Offsets								$-
	Net Fee Due											$2,100

(1)	In accordance with Rule 416(a), the registrant is also registering an indeterminate number of additional common shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar events.

(2)	The amount registered consists of (i) 4,256,400 common shares, (ii) 450,000 common shares underlying the pre-funded warrants, (iii) 2,353,200 common shares underlying the common warrants and (iv) 235,320 common shares underlying the placement agent warrants.

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of our common shares on The Nasdaq Capital Market on January 17, 2025 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission, in accordance with Rule 457(c) under the Securities Act).